Exhibit 10.59

Written description of oral agreement between Beijing Pypo Technology Group Company

Limited and Beijing North Investment Group Limited

From October 2003 to August 2005, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, made cash advances of approximately $6.6 million to Beijing North Investment Group Limited, a former shareholder of Pypo Beijing. These advances were unsecured, interest-free obligations payable on demand. Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing North Investment Group Limited, which repaid such advances in January 2006.